STELLAR PHARMACEUTICALS INC.

INTERIM FINANCIAL STATEMENTS

(Canadian Funds)

(Unaudited)

SEPTEMBER 30, 2005

STELLAR PHARMACEUTICALS INC.

SEPTEMBER 30, 2005

CONTENTS

INTERIM FINANCIAL STATEMENTS

PAGE
CONDENSED BALANCE SHEET	1
CONDENSED INTERIM STATEMENT OF OPERATIONS AND DEFICIT	2
CONDENSED INTERIM STATEMENT OF CASH FLOWS	3
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS	4 - 11

STELLAR PHARMACEUTICALS INC.

CONDENSED BALANCE SHEET
(Canadian Funds)

ASSETS
	Unaudited	Audited
	As at	As at
	September 30, 2005	December 31, 2004
CURRENT
Cash and cash equivalents (Note 2)	$2,331,433	$3,172,870
Accounts receivable	137,199	143,629
Inventories (Note 3)	235,124	336,491
Tax recoverable	-	38,131
Prepaid, deposits, and sundry receivables (Note 4)	188,147	155,972
	2,891,903	3,847,093

PROPERTY, PLANT, AND EQUIPMENT (Note 5)	992,379	951,860

OTHER ASSETS (Note 6)	20,047	16,431
	$3,904,329	$4,815,384

LIABILITIES

CURRENT
Accounts payable	$419,000	$342,624
Accrued liabilities	83,515	32,503
Deferred revenues	89,107	221,320
	591,622	596,447

SHAREHOLDERS’ EQUITY
CAPITAL STOCK (Note 7)
AUTHORIZED
Unlimited Non-voting, convertible, redeemable, and retractable preferred shares with no par value
Unlimited Common shares with no par value

ISSUED
23,265,662 Common shares (2004 - 22,802,373)	7,891,540	7,720,873
Paid-in capital options and warrants - outstanding	537,547	374,712
- expired	82,663	67,263
DEFICIT	(5,199,043)	(3,943,911)
	3,312,707	4,218,937
	$3,904,329	$4,815,384

See accompanying notes to financial statements.

Approved on behalf of the Board:

/s/ Peter Riehl	/s/Arnold Tenney
DIRECTOR	DIRECTOR

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STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENTS OF OPERATIONS AND DEFICITS
(Canadian Funds)

(Unaudited)

	For the Three Month Period		For the Nine Month Period
	Ended September 30		Ended September 30
	2005	2004	2005	2004

REVENUE (Note 8)
Product sales	$397,074	$344,224	$1,176,345	$994,016
Miscellaneous revenue	8,201	267	9,844	1,267
	405,275	344,491	1,186,189	995,283

COST OF GOODS SOLD	67,957	107,614	253,577	222,324
	337,318	236,877	932,612	772,959

ROYALTY AND LICENSING REVENUES	92,514	33,950	233,239	337,850

GROSS PROFIT	429,832	270,827	1,165,851	1,110,809

EXPENSES
Selling, general, and administrative	533,026	501,847	1,789,399	1,445,612
Research and development	339,390	329,399	624,075	552,246
Amortization	38,497	21,504	106,179	60,182

	910,913	852,750	2,519,653	2,058,040

LOSS FROM OPERATIONS	(481,081)	(581,923)	(1,353,802)	(947,231)

INTEREST AND OTHER INCOME	27,916	17,436	98,670	(23,390)

NET LOSS FOR THE PERIOD	(453,165)	(564,487)	(1,255,132)	(970,621)

DEFICIT, beginning of period	(4,745,878)	(3,004,936)	(3,943,911)	(2,598,802)

DEFICIT, end of period	$(5,199,043)	$(3,569,423)	$(5,199,043)	$(3,569,423)

LOSS PER SHARE (Note 9)	$(0.02)	$(0.03)	$(0.05)	$(0.05)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING (Note 7)	23,250,877	22,462,953	23,143,930	20,877,185

See accompanying notes to financial statements.

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STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENT OF CASH FLOWS
(Canadian Funds)

(Unaudited)

	For the Three Month Period		For the Nine Month Period
	Ended September 30		Ended September 30

	2005	2004	2005	2004

CASH FLOWS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net loss for the period	$(453,165)	$(564,487)	$(1,255,132)	$(970,621)
Amortization	38,497	21,504	106,179	60,182
Issuance of shares and options for services rendered	57,299	33,000	178,235	269,849
	(357,369)	(509,983)	(970,718)	(640,590)

Change in non-cash operating assets and liabilities
Accounts receivable	(2,212)	(10,929)	6,430	(92,493)
Inventories	(45,219)	(184,235)	101,367	(258,009)
Tax recoverable	-	(17,077)	38,131	32,749
Prepaid, deposits, and sundry receivables	1,340	141,925	(32,175)	(81,023)
Accounts payable and accrued liabilities	212,112	(30,022)	127,388	306,947
Deferred revenue	(50,465)	(18,657)	(132,213)	(38,226)
	(241,813)	(628,978)	(861,790)	(770,645)

INVESTING ACTIVITIES
Additions to property, plant, and equipment	(41,686)	(441,415)	(145,822)	(533,699)
Additions to other assets	-	(3,675)	(4,492)	(14,026)
	(41,686)	(445,090)	(150,314)	(547,725)

FINANCING ACTIVITIES
Issuance of common stock	26,599	95,123	170,667	4,641,786

CHANGE IN CASH AND CASH EQUIVALENTS	(256,900)	(978,945)	(841,437)	3,323,416

CASH AND CASH EQUIVALENTS, beginning of period	2,588,333	4,557,598	3,172,870	255,237

CASH AND CASH EQUIVALENTS, end of period	$2,331,433	$3,578,653	$2,331,433	$3,578,653

See accompanying notes to financial statements.

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

1.	BASIS OF PRESENTATION

These interim financial statements should be read in conjunction with the financial statements for the Company’s most recently completed fiscal year ended December 31, 2004. They do not include all disclosures required in annual financial statements but rather are prepared in accordance with recommendations for interim financial statements in conformity with United States general accepted accounting principles. These financial statements have been prepared using the same accounting policies, and methods as those used by the Company in the annual financial statements at the December 31, 2004 accounts and the year then ended.

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments), which are necessary to present fairly the financial position as at September 30, 2005 and December 31, 2004, and the results of operations and cash flows for the three and nine month periods ended September 30, 2005 and 2004.

a)	Cash and cash equivalents include cash and all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase. Substantially all cash and cash equivalents are under the custodianship of two Canadian financial institutions.

b)	The preparation of interim financial statements in conformity with United States generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim financial statements and the revenues and expenses during the reporting period. Actual results may differ from those estimates.

c)	Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the nine month periods ended September 30, 2005 and 2004, comprehensive income was the same net earnings.

2.	CASH AND CASH EQUIVALENTS

	Unaudited	Audited
	September 30, 2005	December 31, 2004
Cash	$406,157	$2,145,387
Short-term investments	1,925,276	1,027,483
	$2,331,433	$3,172,870

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

3.	INVENTORIES

	Unaudited	Audited
	September 30, 2005	December 31, 2004
Raw material	$69,550	$135,922
Finished goods	88,943	38,545
Packaging materials	37,544	45,299
Work in process	39,087	116,725
	$235,124	$336,491

Inventory costs of $21,288 which had become obsolete were removed from inventory in the second quarter of 2005; the Company expensed this cost to selling, general, and administrative as these costs were directly related to the Company’s decision to change its name (see note 13).

4.	PREPAID, DEPOSITS, AND SUNDRY RECEIVABLES

	Unaudited	Audited
	September 30, 2005	December 31, 2004
Prepaid operating expenses	$50,708	$19,476
Deposit on goods to be manufactured	38,025	38,025
Materials for use in clinical trials	62,139	82,138
Accrued interest receivable	37,275	-
Directors fees	-	16,333
	$188,147	$155,972

5.	PROPERTY, PLANT, AND EQUIPMENT

		Unaudited
		September 30, 2005
	Accumulated		Net Carrying
	Cost	Amortization	Amount
Land	$90,000	$-	$90,000
Building	536,759	24,014	512,745
Office Equipment	39,394	25,153	14,241
Manufacturing Equipment	542,061	241,548	300,513
Computer Equipment	102,718	27,838	74,880
	$1,310,932	$318,553	$992,379

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

5.	PROPERTY, PLANT, AND EQUIPMENT (continued)

		Audited
		December 31, 2004
	Accumulated		Net Carrying
	Cost	Amortization	Amount
Land	$90,000	$-	$90,000
Building	520,989	4,286	516,703
Office Equipment	39,394	22,554	16,840
Manufacturing Equipment	480,476	166,787	313,689
Computer Equipment	34,252	19,624	14,628
	$1,165,111	$213,251	$951,860

6.	OTHER ASSETS

		Unaudited
		September 30, 2005
	Accumulated		Net Carrying
	Cost	Amortization	Amount
Patents	$22,586	$2,540	$20,046
Goodwill	1	-	1
	$22,587	$2,540	$20,047

		Audited
		December 31, 2004
	Accumulated		Net Carrying
	Cost	Amortization	Amount
Patents	$18,091	$1,661	$16,430
Goodwill	1	-	1
	$18,092	$1,661	$16,431

7.	CAPITAL STOCK

(a)	Common Shares

During the nine month period ended September 30, 2005, the Company issued 463,289 Common Shares to consultants, employees and directors who exercised stock options with an average exercise price per share of $0.37 for cash.

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

7.	CAPITAL STOCK (continued)

	Number of	$
	Shares	Amount
Balance, December 31, 2004	22,802,373	$7,720,873
Issued for cash consideration	324,890	118,968
Balance, March 31, 2005	23,127,263	$7,839,841
Issued for cash consideration	70,000	25,100
Balance, June 30, 2005	23,197,263	$7,864,941
Issued for cash consideration	68,399	26,599
Balance, September 30, 2005	23,265,662	$7,891,540

(b)	Paid-in Capital Options and Warrants

The changes to the paid-in capital options and warrants are as follows:

Balance, December 31, 2004	$374,172
Options issued to consultants	53,085
Balance, March 31, 2005	$427,797
Options issued to consultants	67,851
Balance, June 30, 2005	$495,648
Options issued to consultants	23,354
Options expired	(15,400)
Options issued to directors/officers	33,945
Balance, September 30, 2005	$537,547

(c)	Stock Options

During the nine months ended September 30, 2005, the Company granted 145,000 options to employees, directors and officers. Each option entitles the holder to purchase one Common Share of the Company for $1.66 per share at any time prior to May 12, 2008 (September 30, 2004 - 315,000 at an average price of $2.03). During the period, 195,000 options previously granted to consultants vested, with a weighted average fair value of $0.74 per share (September 30, 2004 - $0). The Company recorded $144,290 (September 30, 2004 - $0) as consulting expenses during the period. The total number of options outstanding as at September 30, 2005 was 1,586,711 (September 30, 2004 - 1,790,000).

The average fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Risk-free interest rate	3.21%
Expected life	2.6years
Expected volatility	57%
Dividend yield	0%

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

7.	CAPITAL STOCK (continued)

(c)	Stock Options (continued)

On June 29, 2005, the Company increased the number of options in the plan to 4,629,452 from 4,157,841.

(d)	Paid in Capital Options

Paid in Capital Options includes outstanding stock options amounting to $537,547 and expired stock options of $82,663 at September 30, 2005 (December 31, 2004 - $374,712 and $67,263 respectively).

8.	REVENUES

Revenue for the nine month period ended September 30, 2005, include products sold in Canada, international sales of products and royalty and licensing revenues.

In addition, miscellaneous revenue includes funds received from an out-licensee for the release of their agreement obligations and revenue received with regard to a sign rental contract for a sign located on the property. Revenue earned is as follows:

	Unaudited
	Nine month period ended
	September 30,
	2005	2004
Products sales
Domestic sales	$1,145,814	$966,162
International sales	30,531	27,854
	1,176,345	994,016
Royalties & licensing revenue
Licensing fees	-	267,220
Royalty payments	233,239	70,630
	233,239	337,850
Miscellaneous revenue
Miscellaneous items	9,844	1,267
Total Revenue	$1,419,428	$1,333,133

9.	LOSS PER SHARE

Loss per share is calculated on the basis of the weighted average number of Common Shares outstanding for the nine month period ended September 30, 2005 totaling 23,143,930 Common Shares (September 30, 2004-20,877,185).

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

9.	LOSS PER SHARE (continued)

The diluted loss per share has not been computed, as the effect would be anti-dulitive. The following table sets forth the computation of loss per share:
	Nine month period ended
	September 30,
	2005	2004
Numerator for loss per share available to
shareholders	$(1,255,132)	$(970,621)
Denominator for basic earnings (loss) per share -
Weighted average shares outstanding	23,143,930	20,877,185
Loss per share	$(0.05)	$(0.05)

10.	INVESTMENT TAX CREDITS RECEIVABLE AND MEASUREMENT UNCERTAINTY

Investment tax credits are earned in connection with research and development activities. By September 30, 2005, no amount was recoverable as all cash tax credit amounts had been received in full (December 31, 2004 - $38,131).

The research and development claim for 2004 will be filed in due course. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria, and amounts may vary upon review by Canada Revenue Agency. Adjustments to the claim, if any, will be accounted for in the year of assessment.

11.	CONTINGENCIES AND COMMITMENTS

(a)	Royalty Agreement

In September 2000, the Company entered into a royalty agreement for sales of Uracyst.  The agreement involves royalty income, which are based on 2% of the total sales of Uracyst until the end of the agreement on September 30, 2008. Royalty income for the nine month period ended September 30, 2005 was $233,239 (September 30, 2004 - $70,630).

In February 2002, the Company entered into a royalty agreement for products which were introduced to Stellar by a consultant. The agreement involves royalty income, which will be paid based on

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

11.	CONTINGENCIES AND COMMITMENTS (continued)

gross dollar sales. The schedule for royalty income is presently calculated on Skelite sales as follows:

First $1,000,000 in sales - 3%
   Second $1,000,000 in sales - 2%
   All sales over $2,000,000 - 1% out to the 5th year.

(b)	License Agreement

The Company has signed the following license agreements which give the licensee right to purchase specific products from the Company and sell them in their specified territories. The Company has no payment obligation to the licensee.

In June 2005, the Company signed an exclusive licensing agreement with INNOGEN İLAÇ SAN. TİC. LTD. ŞTİ. ("Innogen") for the sale of NeoVisc® in Turkey. Sales of NeoVisc will not commence until the receipt of all required approvals from Turkish authorities. Innogen is responsible to obtain all necessary regulatory approvals at its sole cost. The term of this agreement is three years and is renewable for an additional three years, unless earlier terminated by either party in accordance with the agreement.

In August 2005, the Company signed an exclusive licensing agreement with TECHNIMED for the sale of NeoVisc in Lebanon and Syria. In exchange for the right to market and sell NeoVisc, Technimed is responsible to obtain all necessary regulatory approvals at its sole cost and will pay Stellar a specified royalty in respect of all sales in either of these territories. This agreement has an initial three-year term and may be renewed for an additional three-year term with the mutual agreement of both parties.

In September 2005, the Company signed a licensing agreement with SHANGHAI YA JUN MEDICAL EQUIPMENT CO. LTD. for the sale of Uracyst® in China. Shanghai Ya Jun Medical Equipment Co. Ltd. is responsible to obtain all necessary regulatory approvals at its sole cost and will pay Stellar a specified royalty in respect of all sales in either of these territories. The term of this agreement is five years, and may be extended for an additional three years upon mutual agreement of both parties.

(c)	Distribution Agreement

There are no changes to the distribution agreements as disclosed in Note 13(d) of the annual financial statements for the 2004 fiscal year end

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STELLAR PHARMACEUTICALS INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

SEPTEMBER 30, 2005

11.	CONTINGENCIES AND COMMITMENTS (continued)

(d)	Facilities

In June 2004, the Company entered into an agreement, to purchase a 10,000 square foot building in London, Ontario, Canada. The total purchase price was $450,000, of which $90,000 was estimated to be the value of the land. The building has sufficient space to accommodate the packaging process, as well as provide warehousing and greater office space. The Company moved to this new location on October 22, 2004. The Company incurred renovation costs of $153,495 as of December 31, 2004 and additional costs of $15,770 incurred during 2005, which has been charged to building costs.

(e)	Leases

The Company presently leases certain office equipment under operating leases. At September 30, 2005, the future minimum lease payments under operating leases are $5,600.

12.	SIGNIFICANT CUSTOMERS

During the three month period ended September 30, 2005, the Company had one customer that represented 33.0% of domestic product sales (September 30, 2004 - 38.5%).

13.	CHANGE OF NAME

Effective January 1, 2005, the Company changed its name from Stellar International Inc. to Stellar Pharmaceuticals Inc. This name change is being made so that the Company’s name better reflects its underlying business.

14.	COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the current year's presentation.

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